EXHIBIT (p)

                      GENERATION HEDGE STRATEGIES FUND LLC

                           FORM OF PURCHASE AGREEMENT


      Purchase Agreement dated _______, 2004 between Generation Hedge Strategies Fund LLC, a limited liability company organized under the laws of the State of Delaware (the "Fund") and Generation Capital Management LLC ("Generation"), a corporation organized under the laws of the State of New York;

      WHEREAS, the Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

      WHEREAS, the Fund proposes to issue and sell units of limited liability company interest in the Fund ("Units") to the public pursuant to a Registration Statement on Form N-2 filed with the Securities and Exchange Commission; and

      WHEREAS, Section 14(a) of the 1940 Act requires each registered investment company to have a net worth of at least $100,000 before making a public offering of its Units;

      NOW, THEREFORE, the Fund and Generation agree as follows:

         1. The Fund offers to sell to Generation, and Generation agrees to purchase from the Fund, Units of the Fund for an aggregate price of $100,000 on _______, 2004.

         2. Generation represents and warrants to the Fund that Generation is acquiring the Units for investment purposes only and not with a view toward resale or further distribution.

         3. Generation's right under this Purchase Agreement to purchase the Units is not assignable.

     IN WITNESS WHEREOF, the Fund and Generation have caused their duly authorized officers to execute this Purchase Agreement as of the date first above written.

GENERATION HEDGE STRATEGIES FUND LLC        GENERATION CAPITAL MANAGEMENT LLC


By:                                            By:
   --------------------------                     --------------------------
   Scott D. Nasca                                 Scott D. Nasca
   President                                      President